4535 W. Sahara Blvd.  Leland L. Williams,    Phone (702) 313-2289
#111                          CPA              Fax (702) 313-2290
Las Vegas, NV 89102    Serving Clients in
                          the Western
                      United States since
                              1982




                     AUDITOR'S CONSENT LETTER



November 16, 2001

To Whom It May Concern:

The firm of Leland L. Williams, CPA, consents to the inclusion of my report of November 16, 2001, on the Consolidated Financial Statements of Joshua Tree Construction, Inc. and its subsidiary for the period ended September 30, 2001, in any filings which are necessary now or in the near future to be filed with the United States Securities and Exchange Commission.

Signed,

/s/Leland L.Williams, CPA